ZAYO ELECTS NEW INDEPENDENT DIRECTOR LINDA ROTTENBERG

Boulder, Colo — May 12, 2014 — Zayo Group, LLC (“Zayo”), today announces that it has elected Linda Rottenberg, CEO of Endeavor, to its board of directors. Rottenberg is a widely recognized leader in entrepreneurship and economic development.

Rottenberg was named one of “America’s Best Leaders” by U.S. News and World Report and one of TIME’s ” 100 Innovators for the 21st Century.” As the co-founder and CEO of Endeavor, Rottenberg pioneered the field of “high impact entrepreneurship” - a strategy to identify, mentor and invest in the fastest growing businesses to transform communities. Endeavor is headquartered in New York with 20 affiliates throughout Latin America, the Middle East, Southeast Asia, Africa and Europe. Since 1997, Endeavor has screened 39,000 candidates and handpicked nearly 1,000 entrepreneurs who have created 400,000 high-wage jobs and generate over $6 billion in annual revenue.

A graduate of Harvard University and Yale Law School, Rottenberg is a member of YPO, the Council on Foreign Relations, and the World Economic Forum. She also serves on the advisory council of ABRAAJ Capital, an $8 billion global private equity firm. Her book “Crazy is a Compliment: The Power of ZIGGING When Everyone Else ZAGS” will be published by Penguin Random House in October 2014.

“I am pleased to accept the opportunity to join Zayo’s board,” said Rottenberg. “Zayo is an innovator at the infrastructure layer of the bandwidth and Internet revolution. I look forward to supporting Zayo’s entrepreneurial culture and spirit as it develops into the future.”

“Linda’s passion for entrepreneurship and innovation will help us shape the culture and talent of our company for years to come,” said Dan Caruso, CEO of Zayo Group. “The entire Zayo team is excited to work with her.”

Rottenberg’s addition to Zayo’s board coincides with the resignation of current board members Tony Downer of Oak Investment Group and Lawrence Fey of GTCR.

“Tony has been a director of Zayo since its inception and helped establish proper governance as we grew from a start-up to a company with over $1 billion in annual revenue,” commented Caruso.

“Larry joined us as one of two GTCR directors in mid 2012, and has been an active contributor in many areas, especially in the analysis of acquisition opportunities,” said Ken desGarennes, CFO of Zayo Group.

The moves signify Zayo’s transition from an investor-majority board to a board consisting of investor-representatives and other independent directors.

Zayo’s eight-person board now consists of:

•	Dan Caruso, Chairman and CEO

•	Phillip Canfield, GTCR

•	Gillis Cashman, M/C Partners

•	Michael Choe, Charlesbank Capital Partners

•	Stephanie Comfort, former EVP of Centurylink and Qwest Communications

•	Rick Connor, former KPMG audit partner

•	Donald Gips, former Ambassador to South Africa and former GVP of Level 3 Communications

•	Linda Rottenberg, CEO of Endeavor

For more information on Zayo Group, please visit www.zayo.com.

About Zayo Group
Based in Boulder, Colo., Zayo Group provides comprehensive Bandwidth Infrastructure services in nearly 300 markets throughout the US and Europe. Zayo delivers a full suite of lit services and dark fiber products to wireline and wireless customers, data centers, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 77,000 route mile network. The company also offers 27 carrier-neutral colocation facilities across the US. Please visit www.zayo.com for more information about Zayo and its fiber solutions.

Media Contact
Linhart Public Relations for Zayo
Ashley Campbell
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(303) 951-2578